Exhibit 10.1

SALE OF LLC INTEREST AGREEMENT

THIS SALE OF LLC INTEREST AGREEMENT (this “Agreement”) is dated as of October 31, 2012 (the “Effective Date”), and is made and entered into by and between San Rafael Distributing, Inc., an Arizona corporation (“Buyer”) and Calavo Growers, Inc., a California corporation (“Seller”), in connection with Seller’s sale of all of its interest in Maui Fresh International, LLC, a California limited liability company (the “Company”) to Buyer, the other member of the Company.

A.	Seller is the beneficial and record owner of 50% of the membership interests in the Company, and Buyer is the beneficial and record owner of the remaining 50% of the membership interests in the Company.

B.	Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of Seller’s membership interest in the Company (the “Seller’s Interest”) on the terms and conditions set forth in this Agreement.

Therefore, Buyer and Seller agree as follows:

ARTICLE I

SALE AND PURCHASE

1.1 Sale and Purchase of Seller’s Interest. On the Effective Date, Seller shall sell, assign, and transfer to Buyer all of the Seller’s Interest in the Company, and Buyer shall purchase, acquire, and accept the Seller’s Interest from Seller, all upon the terms and conditions set forth in this Agreement.

1.2 Purchase Price. The purchase price for the Seller’s Interest is Two Million, Six Hundred Twenty-Nine Thousand, Two Hundred Fourteen Dollars ($2,629,214) (the “Purchase Price”).

1.3 Payment of the Purchase Price.

1.3.1 Down Payment. On the Effective Date, Seller shall deliver to Buyer, by wire transfer, a down payment for Seller’s Equity Payment in the amount of Three Hundred Thousand Dollars ($300,000) (“Down Payment”).

1.3.2 Equity Promissory Note. On the Effective Date, Seller shall deliver to Buyer a Secured Promissory Note in the form of that attached hereto as Exhibit “A” (the “Equity Promissory Note”) in the amount of Nine Hundred Ninety-One Thousand, Five Hundred Twenty Dollars ($991,520). The Equity Promissory Note shall be secured by a pledge of Buyer’s entire ownership interest in the Company, which pledge agreement shall be in the form of that attached hereto as Exhibit “B” (the “Pledge Agreement”), and shall be guaranteed by Francisco Clouthier in the form of that attached hereto as Exhibit “C” (the “Guaranty”). Buyer shall also deliver to Seller a signed UCC-1 Statement, suitable for filing in the State of California.

1.3.3 Goodwill Promissory Note. On the Effective Date, Seller shall deliver to Buyer a Secured Promissory Note in the form of that attached hereto as Exhibit “D” (the

“Goodwill Promissory Note”) in the amount of One Million, Three Hundred Thirty-Seven Thousand, Six Hundred Ninety-Four Dollars ($1,337,694). The Goodwill Promissory Note shall also be secured by the Pledge Agreement and guaranteed by the Guaranty.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

Seller hereby represents and warrants to Buyer, and covenants with Buyer, as follows:

2.1 Authority and Capacity. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. No approval or consent of any persons other that Seller is necessary.

2.2 Agreement Will Not Cause Breach or Violation. The execution, delivery and performance of this Agreement by Seller does not and the consummation of the transaction contemplated hereby will not (a) conflict with any provision of Seller’s charter documents; (b) result in a breach of or default under any other agreement to which Seller is a party or by which it is bound; or (c) violate any law applicable to Seller or any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental body applicable to or binding upon Seller.

2.3 Binding Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes Seller’s valid and binding agreement, enforceable against Seller in accordance with and subject to its terms.

2.4 Title to Seller’s Interest. Seller is the lawful record and beneficial owner of all of Seller’s Interest, free and clear of any liens, claims, agreements, charges, security interests and encumbrances whatsoever. On the Effective Date, the Operating Agreement of the Company showing ownership of the membership interests of the Company shall be amended to memorialize this transaction and to show that Buyer owns 100% of the membership interests in the Company, subject to the terms of this Agreement and the Pledge Agreement. Seller shall sign such documents and provide such certificates as may be required to evidence the sale of Seller’s Interest.

2.5 Absence of Liabilities. To the actual knowledge of Art Bruno (“Bruno”), without duty of inquiry or investigation, there are no material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, that are not reflected on the Company’s balance sheet, except for a contingent liability in connection with a dispute between the Company and its workers’ compensation carrier in the approximate amount of Six Thousand Dollars ($6,000) (the “Carrier Claim”). If the carrier prevails, Buyer and Seller agree to share equally in the cost.

2.6 Compliance with Laws. To the actual knowledge of Bruno, the Company has not received notice that it is in violation of any applicable federal, state, or local statute, law, ordinance, or regulation affecting the operation of the Company’s business.

2.7 Absence of Litigation. To the actual knowledge of Bruno, the Company has not received notice of any pending or threatened suit, action, arbitration, or legal or administrative proceeding or investigation affecting the Company or its business, except for the Carrier Claim.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

3.1 Authority and Capacity of Buyer; No Default of Company. Buyer has all requisite power, authority and legal capacity to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer does not and the consummation of the transaction contemplated hereby will not (a) conflict with any provision of the Buyer’s charter documents; (b) result in a breach of or default under any other agreement to which the Buyer or the Company is a party or by which either is bound; or (c) violate any law applicable to Buyer, or any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental body applicable to or binding upon Buyer. There are no restrictions on the sale, transfer, or pledge of the Company membership interests in the any contracts to which the Company is a party.

3.2 Binding Agreement. This Agreement has been duly and validly executed and delivered by Buyer and constitutes Buyer’s valid and binding agreement, enforceable against Buyer in accordance with and subject to its terms.

3.3 Buyer’s Knowledge of Company. Buyer has owned 50% of the Company since the formation of the Company, and has been significantly involved in all aspects of the operations and management of the Company. Buyer is completely familiar with the business, technologies, financial condition, risks, and prospects of the Company, and Seller has made no representation or warranty regarding the Company, its business, technologies, financial condition or prospects. Seller is selling Seller’s Interest without representation, warranty, promise, or guarantee of any kind or nature (except as set forth in Article II), and Buyer is purchasing Seller’s Interest based entirely on Buyer’s knowledge of the Company, and without reliance on any information or representations made or allegedly made by Seller, its employees or agents.

3.4 Investment Representations. Buyer is acquiring the Seller’s Interest for Buyer’s own account and is not acquiring the Seller’s Interest with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

ARTICLE IV

COVENANTS OF BUYER; POST-CLOSING MATTERS

4.1 Sublease. The Company is party to a sublease for certain premises located at 1601 East Olympic Avenue, Bay 509-510, Los Angeles, California 90021, dated as of July 27, 2011, pursuant to which Witt and Perricone are the Sublessors and Los Angeles Wholesale Produce Market, LLC is the Landlord (the “Sublease”). Buyer shall use its best efforts to have Seller released as a guarantor of the Sublease effective as of the Effective Date; provided, however, that Buyer’s obligations shall be limited to requesting that Sublessors agree to release Seller from its guaranty. Buyer shall not exercise its option to extend the term of the Sublease or otherwise extend the term or expand the premises beyond the term and square footage leased under the Sublease as of the Effective Date or otherwise enter into any agreement or take any action that would increase or extend the obligations of Buyer under the Sublease unless and until

Seller has been released as guarantor under the Sublease. If any notice of Buyer’s purchase of Seller’s Interest or any consent of Sublessors or the Landlord is required under the Sublease (including by incorporation of the terms of the master lease), Buyer shall deliver such notice or obtain such consent.

4.2 Employees. Two employees of Seller (Paul Stanke and Susan Arenyz) will terminate their employment with Seller and Buyer will cause those employees to be hired by the Company, effective as of the day after the Effective Date. On the Effective Date, Seller shall pay all required compensation and employee-related benefits directly to Stanke and Arenyz through the Effective Date. In addition, Seller shall, at Seller’s expense, continue to provide health insurance coverage to Stanke and Arenyz through Seller’s payment of COBRA costs for a period not to exceed ninety (90) days following the termination of their employment with Seller.

4.3 Notification of Transaction. Seller shall make such filings with the Securities and Exchange Commission as may be required in connection with this transaction. Buyer and Seller may make such public announcements (including, without limitation, press releases and announcements in trade and industry publications and publications of general interest) as each deems appropriate; provided, however, that such public announcements shall be subject to review and approval by the other party, to be granted or denied within three business days of request, with consent not to be unreasonably withheld and with silence being deemed consent. The parties shall reasonably cooperate with each other in making such announcements and filings.

4.4 Trademarks and Tradenames. As of the Effective Date, Seller shall assign to the Company, to the extent owned by Seller, without warranty, the sole and exclusive right to use the names “Maui Fresh,” “M Fresh,” “Maui Fresh International,” “Maui Fresh International, LLC,” and any similar name or forms thereof, and Seller shall have no right to use and of the foregoing names from and after the Effective Date; provided, however, that Buyer acknowledges that Seller operates a business under the name “Maui Fresh International, Inc.” and agrees that Seller shall have such reasonable time as may be required to formally change the name of such corporation to a corporate name that does not include the words “Maui Fresh”. Under no circumstances shall Buyer have any right to use the name “Calavo”, “Calavo Growers, Inc.”, or any other tradename or trademark owned or used by Seller.

4.5. Indemnification.

4.5.1 Indemnification by Buyer. Buyer will indemnify, defend, and hold Seller, and each of Seller’s officers, directors, employees, and agents harmless from and pay any and all losses, costs, damages, claims, obligations, liabilities and expenses (including, without limitation, all reasonable attorneys’ fees and costs), whether known or unknown, contingent or vested, matured or unmatured, and whether or not resulting from third-party claims (collectively, “Claims”), directly or indirectly resulting from, relating to, arising out of or attributable to any of the following: (a) any breach of any representation or warranty Buyer has made in this Agreement; (b) any breach, violation or default by Buyer of any covenant, agreement or obligation of Buyer in this Agreement; (c) any event arising from the operation and ownership of, or conditions first occurring with respect to, the Company as of and from the Effective Date, and (d) any Claims arising out of or in connection with the Sublease, including without limitation, any failure of payment or performance by the Company owing under the Sublease and any Claims arising out of the failure of the Sublessors or Landlord to consent to this transaction, if such consent is required.

4.5.2 Indemnification by Seller. Seller shall indemnify, defend, and hold Buyer, and each of Buyer’s members, officers, directors, employees, and agents harmless from and pay any and all losses, costs, damages, claims, obligations, liabilities and expenses (including, without limitation, all reasonable attorneys’ fees and costs), whether known or unknown, contingent or vested, matured or unmatured, and whether or not resulting from third-party claims (collectively, “Claims”), directly or indirectly resulting from, relating to, arising out of or attributable to any of the following: (a) any breach of any representation or warranty Seller has made in this Agreement; (b) any breach, violation or default by Seller of any covenant, agreement or obligation of Seller in this Agreement; (c) any grossly negligent or willful misconduct of Seller in connection with the Company occurring prior to the Effective Date.

4.6 Buyer to Retain Ownership. Except as provided below, until or unless the Equity Promissory Note and the Goodwill Promissory Note have been or, in connection with such transaction, will be paid in full, Buyer shall not: (a) sell, assign, pledge, or transfer (whether voluntarily, involuntarily, by operation of law, by gift or for consideration) any membership interest in the Company or sell the Company; and (b) without the prior written consent of Seller, allow the Company to sell any of its assets, except in the ordinary course of business, or issue any new or additional membership interests or admit any new members to the Company, or amend its operating agreement. Any such prohibited sale, pledge or other transfer or issuance of new membership interests shall be null and void, and the Company shall not be required to transfer or enter on its books any new or transferred membership interests in the Company until the Equity Promissory Note and the Goodwill Promissory Note have been paid in full. Until such time, Buyer shall continue to operate and manage the Company and its assets in a good and prudent manner, in accordance with past practice. Notwithstanding the foregoing, all or part of the membership interest of Buyer in the Company may be assigned and transferred to Francisco Clouthier, or any entity in which Francisco Clouthier (or a grantor trust in which Francisco Clouthier is the sole trustee or a co-trustee with his spouse) is the sole owner thereof (subject to any community property interest); provided, however, that Francisco Clouthier shall confirm in writing at the time of the transfer the continuing validity and enforceability of the Pledge Agreement and the Guaranty. In the event of such assignment and transfer, and conditioned upon Seller’s receipt of the above-described confirmation by Francisco Clouthier, the obligations of Buyer shall be assumed by Francisco Clouthier or the transferee entity and Buyer shall be relieved of any further obligation under the Equity Promissory Note and the Goodwill Promissory Note.

4.7 Amendment to Operating Agreement; Issuance of Certificates. Immediately following the Effective Date, Buyer shall cause the Company to amend its Operating Agreement to document the restrictions described in Paragraph 4.6 above, and to authorize and require the issuance of membership certificates evidencing the restrictions set forth in Paragraph 4.6, above, and a reference to the Pledge Agreement.

4.8 Termination of Joint Venture Agreement. Concurrently with the sale of the Seller’s Interest to Buyer, the Maui Fresh International, LLC Joint Venture Agreement dated as of April 13, 2006 will automatically, and without further action by the parties, be terminated and neither party shall have any further rights thereunder.

ARTICLE V

MISCELLANEOUS

5.1 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

5.2 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of California without reference to, and regardless of, any applicable choice or conflicts of laws principles.

5.3 Counterparts and Signatures. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. Signatures by facsimile or electronic means shall be valid and enforceable; provided, however, that the Buyer shall deliver to the Seller the originally signed Equity Promissory Note, Goodwill Promissory Note, and Pledge Agreement.

5.4 Further Assurances. Each of the parties hereto shall from time to time at the request of the other party hereto, and without further consideration, execute and deliver to such other party such further instruments of assignment, transfer, conveyance and confirmation and take such other action as the other party may reasonably request in order to more effectively fulfill the purposes of this Agreement.

5.5 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision hereof is determined by a court of competent jurisdiction or an arbitrator to be invalid or unenforceable, such provision shall be limited to the extent necessary to make it valid and enforceable, or if necessary, severed from this Agreement, and the remainder of the Agreement shall be in full force and effect.

5.6 Attorneys’ Fees. If either party brings a claim or lawsuit against the other party to this Agreement to interpret or enforce any of the terms of this Agreement, or to interpret or enforce the Equity Promissory Note, the Goodwill Promissory Note, or the Pledge Agreement, the prevailing party shall, in addition to all other damages, be entitled to reasonable attorneys’ fees and costs, costs of witnesses, and costs of investigation from the non-prevailing party.

5.7 Amendment and Termination. This Agreement may be amended or terminated only upon a writing executed by both Buyer and Seller.

5.8 Successors and Assigns. Subject to the provisions of this Agreement relating to the transferability of Seller’s Interest, this Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and assigns. Whenever appropriate in this Agreement, references to Buyer or Seller shall be deemed to refer to such company’s successors or assigns.

5.9 Dispute Resolution.

5.9.1 Arbitration. All disputes concerning this Agreement shall be settled by arbitration, before one arbitrator, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The arbitrator shall be selected in accordance with such commercial arbitration rules. A party is entitled to initiate an arbitration proceeding if a dispute cannot be resolved amicably within ten days after the other party has been notified of the existence of the dispute. The arbitrator is authorized to grant injunctive relief and/or specific performance in addition to monetary relief. The arbitrator hereby is instructed to interpret and enforce this Agreement in strict accordance with its terms, and in accordance with California law. All arbitration proceedings shall be held in Los Angeles, California.

5.9.2 Equitable Relief. Notwithstanding the foregoing, each party is entitled to bring an action for temporary or preliminary injunctive relief at any time in any court of competent jurisdiction in order to prevent irreparable injury that might result from a breach of this Agreement. Furthermore, upon the occurrence of an event of default, Seller is entitled to exercise all of the rights and remedies described in this Agreement and, at any time, to bring an action in a court of competent jurisdiction (or, at its election, to initiate an arbitration proceeding) for purposes of enforcing the terms of this Agreement.

5.9.3 Award. The award of the arbitrator in any arbitration proceeding shall be final and may be enforced in any court of competent jurisdiction, and an action to compel arbitration may be brought in any court of competent jurisdiction. The unsuccessful party to any arbitration proceeding or to any court action that is permitted by this Agreement shall pay to the successful party all costs and expenses, including, without limitation, reasonable attorneys’ fees and the fees of the arbitrator, incurred therein by the successful party. EACH PARTY AGREES THAT, TO THE EXTENT PERMISSIBLE BY LAW, ALL RIGHTS TO A TRIAL BY A JURY OF ANY CLAIM CONCERNING THIS AGREEMENT ARE ABSOLUTELY AND FOREVER WAIVED.

Executed as of the date first above written.

Buyer:

San Rafael Distributing, Inc., an Arizona corporation

	By:	/s/ Francisco Clouthier
Francisco Clouthier
	Its:	President and Secretary

Seller:

Calavo Growers, Inc., a California corporation

	By:	/s/ Lecil E. Cole
	Its:	Chief Executive Officer